Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Osmotica Pharmaceuticals plc

Dublin, Ireland

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-228045) of Osmotica Pharmaceuticals plc, of our report dated March 27, 2019 (except for Note 1, as to which the date is December 20, 2019), relating to the consolidated financial statements, which appears in this Form 8-K.

/s/ BDO USA, LLP

Woodbridge, New Jersey

December 20, 2019